Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BRT Apartments Corp. and Subsidiaries
Great Neck, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-213162, 333-190686, 333-160569, 333-128458, and 333-118915) and Form S-8 (Nos. 333-210168, 333-182044, 333-159903, 333-104461 and 333-101681) of BRT Apartments Corp. of our report dated July 24, 2017, relating to the statement of revenues and certain expenses of the property, located at 11700 Luna Road, Farmers Branch, TX, for the year ended December 31, 2016, which appears in this Current Report on Form 8-K of BRT Apartments Corp.

/s/ BDO USA, LLP

New York, New York
July 24, 2017